Exhibit 99.1

NAUTILUS, INC. REPORTS FISCAL SECOND QUARTER RESULTS

First Half Fiscal Year 2022 Net Sales up 20% versus Last Year and up 167% versus Fiscal Year 2020

Advances JRNY® platform with Completed Acquisition of VAY AG, a leader in motion technology

JRNY® Total Members Approximately 200,000

Increasing JRNY® Investment to Accelerate Roadmap to Achieving Long-Term Operating Margin Targets

VANCOUVER, WASHINGTON, November 9, 2021 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the fiscal 2022 second quarter and six-months ended September 30, 2021.

Management Comments

“Our second quarter results reflect the continued momentum of our North Star Strategy, as we capitalize on the sustained expansion of the home fitness addressable market. Second quarter fiscal 2022 net sales were up 124% on a two-year basis, driven by triple digit gains across both Retail and Direct segments compared to 2019 levels. We also increased revenue 20% for the first half of fiscal 2022 compared to first half of fiscal 2021. While our results were affected by global shipping constraints, we continued to advance our supply chain process, including the opening of a new distribution center, that has allowed us to work down backlog and improve our inventory position relative to last year,” said Jim Barr, Nautilus Inc. Chief Executive Officer.

Mr. Barr continued “As we look ahead, we have great conviction that a winning personalized connected fitness experience is the future of Nautilus. We have made significant progress executing against our North Star strategy, including the recent VAY acquisition that enhances our software development capabilities and adds new and innovative features to the JRNY platform. The business impact of these strategic initiatives has already exceeded our expectations, with nearly 200,000 JRNY members today, about 3x where we were a year-ago. While we are thrilled with this initial success, we are just scratching the surface of where we believe we can take the business and cement our leadership position within the digitally connected fitness space. We have made the strategic decision to accelerate our investment in JRNY® for the remainder of fiscal 2022 and in fiscal 2023, with a focus on product innovation and marketing. This will enable our digital subscription business to be accretive sooner than previously expected and ultimately accelerate our roadmap to achieving a sustainable operating margin target of 15% by one year to fiscal 2025, with margins expanding to high teens by fiscal 2026.”

Total Company Results

Fiscal 2022 Second Quarter Ended September 30, 2021 Compared to September 30, 2020

•Net sales were $138.0 million, compared to $155.4 million, a decline of 11.2% versus last year, or down 5.4% excluding sales related to the Octane brand, which was sold in October 2020. Net sales are up 160%, or a 61% CAGR, when compared to the same period in 2019, excluding Octane. The sales decline was driven primarily by lower Direct sales and shipping constraints. Due to the severe shortage of shipping containers, some factory fulfilled orders, representing over $22 million in revenue, did not ship as planned in late September. 56% of those orders shipped in October.

•Gross profit was $42.1 million, compared to $67.9 million last year. Gross profit margins were 30.5% compared to 43.7% last year. The 13.2 ppt decrease in gross margins was primarily due to: logistics (-8 ppts), commodities, components, and foreign exchange (-4 ppts) and increased investments in JRNY® (-1 ppt).

•Operating expenses were $44.0 million, an increase of $20.1 million, or 83.8%, compared to last year, primarily due to last year’s $8.3 million Octane Gain on Disposal Group, a legal settlement of $4.7 million, $4.0 million more in advertising, $3.5 million increase in JRNY® investments, and acquisition expenses of $0.8 million. Total advertising expenses were $12.1 million versus $8.0 million last year, trending more towards historical levels.

•Operating loss was $2.0 million or negative 1.4% operating margin, compared to operating income of $44.0 million last year, primarily due to lower gross profits and higher operating expenses.

•Loss from continuing operations was $4.6 million, or -$0.15 per diluted share, compared to income of $34.0 million, or $1.05 per diluted share, last year.

•Net loss was $4.6 million, or -$0.15 per diluted share, compared to a net income of $33.8 million, or $1.04 per diluted share, last year.

•The effective tax rate was negative 96.4% this year compared to 21.7% last year, primarily due to the impact of the VAY acquisition.

•The following statements exclude the impact of the legal settlement and acquisition costs for the three-months ended September 30, 2021 and gain on disposal group for the same period in 20201.

◦Adjusted operating expenses were $38.5 million, or 27.9% of sales, compared to $32.3 million, or 20.8% of sales, last year. The increase was driven by increased advertising and JRNY® investments.

◦Adjusted operating income decreased to $3.5 million compared to last year’s $35.7 million, driven by lower gross profit and higher adjusted operating expenses.

◦Adjusted income from continuing operations was $0.9 million, or $0.03 per diluted share, compared to $28.0 million, or $0.87 per diluted share.

◦Adjusted EBITDA from continuing operations was $7.1 million compared to $38.2 million last year.

1 See “Reconciliation of Non-GAAP Financial Measures” and “Gain or loss on Disposal Group” for more information

Six-Months Ended September 30, 2021 Compared to Six-Months Ended September 30, 2020 (First Half)

•Net sales were $322.6 million up 19.7% compared to $269.6 million last year. Excluding sales related to the Octane brand, net sales were up 28.2% compared to last year and up 215% or a 77% CAGR when compared to six-months ending September 30, 2019. The sales increase was driven primarily by robust sales of our popular SelectTech® weights.

•Gross profit was $97.6 million compared to $115.3 million last year. Gross profit margins were 30.2% compared to 42.8% last year. The 12.6 ppts decrease in gross margins was primarily due to: logistics (-7 ppts), commodities, components, and foreign exchange (-5 ppts) and increased investments in JRNY® (-1 ppt).

•Operating expenses were $81.6 million, an increase of $3.2 million, or 4.1%, compared to $78.4 million last year, primarily due to $12.5 million more in advertising, increased JRNY® investments of $5.9 million, a legal settlement of $4.7 million, acquisition expenses of $1.0 million, and partially offset by last year’s $20.7 million Octane Loss on Disposal Group. Total advertising expenses were $22.9 million compared to $10.4 million last year.

•Operating income was $15.9 million compared to $36.9 million last year. The decrease was primarily due to lower gross profit and higher operating expenses.

•Net income was $9.3 million compared to $28.7 million last year.

•The following statements exclude the impact of the legal settlement and acquisition costs for the six-months ended September 30, 2021 and loss on disposal group for the same period in 20201.

◦Adjusted operating expenses were $75.9 million, or 23.5% of sales, compared to $57.8 million, or 21.4% of sales, last year. The increase was driven by $12.5 million of increased advertising and $5.9 million of increased JRNY® investments.

◦Adjusted operating income decreased to $21.6 million compared to last year’s $57.6 million, driven by lower gross margins and higher operating expenses.

◦Adjusted income from continuing operations was $15.1 million, or $0.46 per diluted share, compared to $44.9 million, or $1.40 per diluted share.

◦Adjusted EBITDA from continuing operations was $28.3 million compared to $63.7 million last year.

1 See “Reconciliation of Non-GAAP Financial Measures” and “Gain or loss on Disposal Group” for more information

JRNY® Update

Nautilus Inc. continues to enhance the JRNY® platform, creating differentiated connected-fitness experiences for their members. On September 17, 2021, Nautilus completed its acquisition of VAY AG (“VAY”). VAY specializes in computer vision and AI technology and has developed reliable and precise software solutions for human motion analysis using input from a standard RGB (red-green-blue) camera, such as those found on laptops, smartphones, and tablets. With a mission to democratize professional human motion analysis, VAY enables clients in fitness & health to understand and analyze human movement, providing personalized feedback on repetitions and form in real-time. This acquisition will enhance the JRNY® connected-fitness experience by driving innovation and functionality for members, keeping them engaged, and helping them reach their fitness goals.

The Company recently announced that the JRNY® digital fitness platform now includes a video library of instructor-led strength workouts for Bowflex® SelectTech® 552 and 1090 dumbbells, and that, for a limited time, purchasers of new JRNY®-enabled products will receive a one-year complimentary membership. This marks the latest step in making the JRNY® experience available to more consumers — whether they are using cardio or strength equipment.

The Company also recently introduced the Bowflex® Max Total® 16 cardio machine — the premier model in the popular, one-of-a-kind Max Trainer line — which includes a 16”, embedded HD touch screen that integrates with the enhanced JRNY® digital fitness platform to help members achieve their fitness goals by offering curated workouts and entertainment options that stream while being coached. The Max Trainer has been one of the Company’s all-time best-selling products. This latest offering includes a one-year JRNY® digital fitness platform membership. JRNY® members stay engaged and motivated with unlimited access to voice-coached individualized workouts, world-class trainer-led workouts, and immersive experiences where workouts are paired with Explore the World™ routes. JRNY® also provides integration with other fitness app workouts, which are tracked and saved in the JRNY® member’s journal.

The Company defines JRNY® Members as all individuals who have a JRNY® account and/or subscription, which includes Subscribers, their respective associated members and members who consume free content.

Segment Results

Fiscal 2022 Second Quarter Ended September 30, 2021 Compared to September 30, 2020

Direct Segment

•Direct segment sales were $37.9 million, compared to $61.2 million a decline of 38.1% versus last year, and up 134% or a 53% CAGR compared to the same period in 2019. Demand trends and sales results for the quarter were more in line with pre-pandemic seasonality.

•Cardio sales declined 49.4% versus last year and were up 80% or a 34% CAGR compared to the same period in 2019. Lower sales this quarter were primarily driven by lower bike sales, partially offset by increased sales of treadmills and the Max M9, which was the Direct segment’s best-selling model. Strength product sales declined 8.7% versus last year and increased 310% or a 103% CAGR compared to the same period in 2019. Lower sales this quarter were primarily driven by lower sales of Bowflex® Home Gyms partially offset by increased sales of SelectTech® weights.

•Given the improvement in the Company’s inventory position and the ability to fulfill orders within the quarter, the Direct segment's backlog as of September 30, 2021 is down to $1.1 million compared to $26.5 million as of March 31, 2021. These amounts represent unfulfilled consumer orders net of current promotional programs and sales discounts.

•Gross profit margins were 36.9% versus 57.2% last year. The 20.3 ppt decrease in gross margin was primarily driven by: logistics (-13 ppts), increased investments in JRNY® (-5 ppts) and commodities, components, and foreign exchange (-2 ppts). Gross profit was $14.0 million, down 60.1% versus last year.

•Segment contribution loss was $1.8 million or 4.8% of sales, compared to $17.6 million or 28.7% of sales last year. The decline was primarily driven by lower gross profit, including increased investments in JRNY®, partially offset by decreased media spend. Advertising expenses were $6.8 million compared to $8.0 million last year.

Retail Segment

•Retail segment sales were $99.2 million, up by 6.4% versus last year. Excluding sales related to Octane, net sales were up 18.6% compared to last year and up 175% or a 66% CAGR compared to the same period in 2019. Retail segment sales outside the United States and Canada were 57% excluding Octane and up 655% or a 175% CAGR compared to the same period in 2019.

•Cardio sales declined by 18.2% versus last year. Excluding sales of the Octane brand, cardio sales were down 5.6% compared to last year, or up 120% or a 48% CAGR compared to the same period in 2019. Lower sales this quarter were primarily driven by bikes and ellipticals. Strength product sales grew by 89.8% versus last year, or up 333% or a 108% CAGR compared to the same period in 2019, led by the popular SelectTech® weights.

•As of September 30, 2021, the Retail segment's backlog totaled $82.9 million compared to $178.6 million as of March 31, 2021. These amounts represent customer orders for future shipments and are net of contractual rebates and consideration payable to applicable Retail customers. Due to the severe shortage of shipping containers, some factory fulfilled orders, representing over $22 million of the Retail backlog, did not ship as planned in late September. 56% of those orders shipped in October.

•Gross profit margins were 27.4% compared to 34.3% last year. The 6.9 ppt decrease in gross margin was primarily driven by: commodities, components, and foreign exchange (-4 ppts) and logistics (-3 ppts). Gross profit was $27.1 million, a decrease of 15% versus last year.

•Segment contribution income was $18.7 million, or 18.9% of sales, compared to $23.4 million, or 25.2% of sales, last year. The decline was primarily driven by lower gross profit.

Comparison of Segment Results for the Six-Month Period Ended September 30, 2021 to the Six-Month Period Ended September 30, 2020 (First Half)

Direct Segment

•Net sales for the six-month period ended September 30, 2021 or First Half were $101.2 million, down 9.3% versus last year or up 173% or a 65% CAGR compared to the same period in 2019. Decreased sales this year were driven primarily by cardio products which declined by 40.1% versus last year, due to lower sales of bikes and partially offset by increased sales of treadmills and max trainers. Strength product sales grew 117.9% versus last year, driven by SelectTech® weights and benches.

•Gross profit margin for the six-month period ended September 30, 2021 were 38.0% down from 56.0% last year. The 18.0 ppt decrease in gross profit margin was primarily driven by: logistics (-12 ppts), commodities, components, and foreign exchange (-3 ppts) and increased investments in JRNY® (-3 ppts). Gross profit was $38.5 million, a decrease of 38.4% versus last year.

Retail Segment

•Net sales for the six-month period ended September 30, 2021 or First Half were $219.6 million, up 40.7% versus last year. Excluding sales related to Octane, net sales were up 58.9% versus last year, and up 243%, or an 85% CAGR compared to the same period in 2019. Cardio sales were up 23.0% versus last year, driven primarily by bikes and treadmills. Excluding sales related to Octane, cardio sales were up 44.4% versus last year, and up 243% or an 85% CAGR compared to the same period in 2019. Strength sales were up 101.5% versus last year, driven primarily by SelectTech® weights and up 242% or an 85% CAGR compared to the same period in 2019.

•Gross profit margins for the six-month period ended September 30, 2021 were 26.1%, down from 32.7% last year. The 6.6 ppt decrease in gross profit margin was primarily driven by: commodities, components, and foreign exchange (-4 ppts) and logistics (-3 ppts). Gross profit was $57.4 million, an increase of 12.6% versus last year.

Balance Sheet and Other Key Highlights as of September 30, 2021:

•Cash and Liquidity:

•Cash, cash equivalents, and restricted cash were $21.5 million, compared to cash, cash equivalents, restricted cash and available-for-sale securities of $113.2 million as of March 31, 2021. The decrease was primarily due to the strategic decision to increase on-hand inventory for the holiday season and the acquisition of VAY.

•Debt and other borrowings were $17.2 million compared to $13.3 million as of March 31, 2021.

•$49.0 million was available for borrowing under the Wells Fargo Asset Based Lending Revolving Facility (“Facility”) compared to $54.4 million as of March 31, 2021.

•On October 29, 2021 we amended our Facility to increase our revolver size from $55.0 million to $100.0 million and extended the maturity date to October 29, 2026.

•Inventory was $162.7 million, compared to $68.1 million as of March 31, 2021. The increase in inventory is driven by the strategic decision to increase on-hand inventory levels ahead of the fitness season given continued disruption in global logistics. About 40% of inventory as of September 30, 2021 was in-transit.

•Trade receivables were $88.7 million as of September 30, 2021 and March 31, 2021. Trade receivables were flat due to the timing of customer payments on decreased sales.

•Trade payables were $115.2 million, compared to $98.9 million as of March 31, 2021. The increase in trade payables was primarily due to the timing of payments for inventory.

•Capital expenditures totaled $5.0 million for the six-months ended September 30, 2021.

Forward Looking Guidance

Back Half of Fiscal 2022

•The Company’s revenue for the next few quarters will be compared to record results due to the pandemic’s effect on net sales last year. To gauge continued progress against the expanded addressable market, the Company will be measuring business versus the same period two years ago for the next few quarters.

•The Company expects total company net sales for the back half of fiscal 2022 to be between $290 million and $320 million, a 2-year revenue CAGR of 21% to 27%. Sales guidance reflects $6.0 million to $7.0 million of deferred revenue related to the Company’s plan to continue bundling 12-month JRNY® trials with cardio equipment sales.

•The Company expects global supply chain challenges to continue pressuring gross margins in the back half. Gross margins are expected to be 15 to 17 percentage points lower than the same period last year driven by increased logistics, deferred revenue, and investments in JRNY®.

•The Company was pleased with the results of the JRNY® investments in the 1st Half and plans to increase investments in the back half to accelerate membership acquisition. The Company expects these investments to dilute operating margins by 5 to 6 percentage points.

•The Company expects to increase advertising spend in the 2nd Half by 9 to 11 percentage points as a rate of sales to market the latest connected fitness offerings to remain competitive in share of voice in the upcoming fitness season.

•Lastly, the Company expects to continue investing in the infrastructure needed to scale and expects these investments to dilute operating margins by 4 to 5 percentage points.

•Given these investments and the external macro pressure on gross margin, the Company expects a loss in the back half with negative operating margins in the mid-teens.

•The Company continues to expect full year capital expenditures to be between $12 million and $14 million with the majority earmarked for JRNY® investments.

•The Company is raising their guidance for JRNY® members to 250,000 to 350,000 by the end of FY22.

Longer term view, beyond Fiscal 2022

•For fiscal year 2023, the Company expects gross margin to improve to the low 30% range driven by stabilization in the logistics environment and the accretive impact of the higher margin subscription business. Thus, the Company expects to return to positive adjusted EBITDA in fiscal year 2023.

•The Company stated that they have made the strategic decision to accelerate investments in JRNY for the remainder of fiscal 2022 and through fiscal 2023 with a focus on product innovation and marketing. The

Company now believes that JRNY will be accretive sooner than previously expected and will accelerate the achievement of their long-term operating margin goal of 15% by one year to FYE 2025, with margins expanding to high teens by FYE 26.

Conference Call

Nautilus will discuss our fiscal 2022 second quarter ended September 30, 2021 operating results during a live conference call and webcast on Tuesday, November 9, 2021 at 1:30 p.m. Pacific Time. The conference call can be accessed by calling (877) 425-9470 in North America. International callers may dial (201) 389-0878. Please note that there will be presentation slides accompanying the earnings call. The slides will be displayed live on the webcast and will be available to download via the webcast player or at http://www.nautilusinc.com/events. The webcast will be archived online within two hours after completion of the call and will be available for six months. Participants from the Company will include Jim Barr, Chief Executive Officer and Aina Konold, Chief Financial Officer.

A telephonic playback will be available from 4:30 p.m. PT, November 9, 2021 through 8:59 p.m. PT, November 23, 2021. Participants can dial (844) 512-2921 in North America and international participants can dial (412) 317-6671 to hear the playback. The passcode for the playback is 13723711.

About Nautilus, Inc.

Nautilus, Inc. (NYSE:NLS) is a global leader in digitally connected home fitness solutions. The company’s brand family includes Bowflex®, Nautilus®, Schwinn®, and JRNY®, its digital fitness platform. With a broad selection of exercise bikes, cardio equipment, and strength training products, Nautilus, Inc. empowers healthier living through individualized connected fitness experiences and in doing so, envisions building a healthier world, one person at a time.

Headquartered in Vancouver, Washington, the company’s products are sold direct to consumer on brand websites and through retail partners and are available throughout the U.S. and internationally. Nautilus, Inc. uses the investor relations page of its website (www.nautilusinc.com/investors) to make information available to its investors and the market.

Forward-Looking Statements

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including: projected, targeted or forecasted financial, operating results and capital expenditures, including but not limited to net sales growth rates, gross margins, operating expenses, operating margins, anticipated demand for the Company's new and existing products, statements regarding the Company's prospects, resources or capabilities; planned investments, strategic initiatives and the anticipated or targeted results of such initiatives; the effects of the COVID-19 pandemic on the Company’s business; and planned operational initiatives and the anticipated cost-saving results of such initiatives. All of these forward-looking statements are subject to risks and uncertainties that may change at any time. Factors that could cause Nautilus, Inc.’s actual expectations to differ materially from these forward-looking statements also include: weaker than expected demand for new or existing products; our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs; risks associated with current and potential delays, work stoppages, or supply chain disruptions, including shipping delays due to the severe shortage of shipping containers; an inability to pass along or otherwise mitigate the impact of raw material price increases and other cost pressures, including unfavorable currency exchange rates and increased shipping costs; experiencing delays and/or greater than anticipated costs in connection with launch of new products, entry into new markets, or strategic initiatives; our ability to hire and retain key management personnel; changes in consumer fitness trends; changes in the media consumption habits of our target consumers or the effectiveness of our media advertising; a decline in consumer spending due to unfavorable economic conditions; risks related to the impact on our business of the COVID-19 pandemic or similar public health crises; softness in the retail marketplace; availability and timing of capital for financing our strategic initiatives, including being able to raise capital on favorable terms or at all; changes in the financial markets, including changes in credit markets and interest rates that affect our ability to access those markets on favorable terms and the impact of any future impairment. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events, or circumstances.

# # # #
SOURCE: Nautilus, Inc.
Investor Relations:
John Mills
ICR, LLC
646-277-1254
john.mills@ICRinc.com

Media:
John Fread
Nautilus, Inc
360-859-5815
jfread@nautilus.com

Carey Kerns
The Hoffman Agency
503-754-7975
ckerns@hoffmn.com

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three and six-months ended September 30, 2021 and 2020 (unaudited and in thousands, except per share amounts):

	Three-Months Ended September 30,		Six-Months Ended September 30,
	2021	2020	2021	2020
Net sales	$137,959	$155,391	$322,552	$269,579
Cost of sales	95,906	87,453	224,994	154,245
Gross profit	42,053	67,938	97,558	115,334
Operating expenses:
Selling and marketing	21,939	19,207	43,239	31,653
General and administrative	16,376	8,841	27,899	18,156
Research and development	5,688	4,240	10,503	7,968
(Gain) loss on disposal group	—	(8,345)	—	20,668
Total operating expenses	44,003	23,943	81,641	78,445

Operating (loss) income	(1,950)	43,995	15,917	36,889
Other expense, net	(375)	(628)	(788)	(850)
(Loss) income from continuing operations before income taxes	(2,325)	43,367	15,129	36,039
Income tax expense	2,242	9,398	5,680	7,056
(Loss) income from continuing operations	(4,567)	33,969	9,449	28,983
Loss from discontinued operations, net of income taxes	(35)	(131)	(167)	(255)
Net (loss) income	$(4,602)	$33,838	$9,282	$28,728

Basic (loss) income per share from continuing operations	$(0.15)	$1.13	$0.31	$0.97
Basic loss per share from discontinued operations	—	—	(0.01)	(0.01)
Basic net (loss) income per share	$(0.15)	$1.13	$0.30	$0.96

Diluted (loss) income per share from continuing operations	$(0.15)	$1.05	$0.29	$0.90
Diluted loss per share from discontinued operations	—	(0.01)	—	—
Diluted net (loss) income per share	$(0.15)	$1.04	$0.29	$0.90

Shares used in per share calculations:
Basic	30,968	30,038	30,833	29,974
Diluted	30,968	32,401	32,437	32,038

Select Metrics:
Gross margin	30.5%	43.7%	30.2%	42.8%
Selling and marketing % of net sales	15.9%	12.4%	13.4%	11.7%
General and administrative % of net sales	11.9%	5.7%	8.6%	6.7%
Research and development % of net sales	4.1%	2.7%	3.3%	3.0%
Operating (loss) income % of net sales	(1.4)%	28.3%	4.9%	13.7%

SEGMENT INFORMATION
following tables present certain comparative information by segment and major product lines within each business segment for the three and six-months ended September 30, 2021 and 2020 (unaudited and in thousands):

	Three-Months Ended September 30,		Change
	2021	2020	$	%
Net sales:
Direct net sales:
Cardio products(1)	$22,406	$44,278	$(21,872)	(49.4)%
Strength products(2)	15,447	16,916	(1,469)	(8.7)%
Direct	37,853	61,194	(23,341)	(38.1)%

Retail net sales:
Cardio products(1)	58,848	71,924	(13,076)	(18.2)%
Strength products(2)	40,305	21,231	19,074	89.8%
Retail	99,153	93,155	5,998	6.4%

Royalty	953	1,042	(89)	(8.5)%
Consolidated net sales	$137,959	$155,391	$(17,432)	(11.2)%

Gross profit:
Direct	$13,976	$34,990	$(21,014)	(60.1)%
Retail	27,124	31,906	(4,782)	(15.0)%
Royalty	953	1,042	(89)	(8.5)%
Consolidated gross profit	$42,053	$67,938	$(25,885)	(38.1)%

Gross margin:
Direct	36.9%	57.2%	(2,030)	basis points
Retail	27.4%	34.3%	(690)	basis points

Contribution:
Direct	$(1,835)	$17,588	$(19,423)	(110.4)%
Retail	18,741	23,442	(4,701)	(20.1)%
Royalty	953	1,042	(89)	(8.5)%
Consolidated contribution	$17,859	$42,072	$(24,213)	(57.6)%

Reconciliation of consolidated contribution to (loss) income from continuing operations:
Consolidated contribution	$17,859	$42,072	$(24,213)	(57.6)%
Amounts not directly related to segments:
Operating expenses	(19,809)	1,923	(21,732)	(1,130.1)%
Other expense, net	(375)	(628)	253	40.3%
Income tax expense	(2,242)	(9,398)	7,156	76.1%
(Loss) income from continuing operations	$(4,567)	$33,969	$(38,536)	(113.4)%

(1) Cardio products include: connected-fitness bikes, the Bowflex® C6, Bowflex® VeloCore®, Schwinn® IC4, Max Trainer®, connected-fitness treadmills, other exercise bikes, ellipticals and subscription services.

(2) Strength products include: Bowflex® Home Gyms, Bowflex® SelectTech® dumbbells, kettlebell and barbell weights, and accessories.

	Six-Months Ended September 30,		Change
	2021	2020	$	%
Net sales:
Direct net sales:
Cardio products(1)	$53,836	$89,863	$(36,027)	(40.1)%
Strength products(2)	47,413	21,764	25,649	117.9%
Direct	101,249	111,627	(10,378)	(9.3)%

Retail net sales:
Cardio products(1)	148,772	120,935	27,837	23.0%
Strength products(2)	70,865	35,168	35,697	101.5%
Retail	219,637	156,103	63,534	40.7%

Royalty	1,666	1,849	(183)	(9.9)%
Consolidated net sales	$322,552	$269,579	$52,973	19.7%

Gross profit:
Direct	$38,490	$62,513	$(24,023)	(38.4)%
Retail	57,402	50,972	6,430	12.6%
Royalty	1,666	1,849	(183)	(9.9)%
Consolidated gross profit	$97,558	$115,334	$(17,776)	(15.4)%

Gross margin:
Direct	38.0%	56.0%	(1,800)	basis points
Retail	26.1%	32.7%	(660)	basis points

Contribution:
Direct	$4,924	$34,583	$(29,659)	(85.8)%
Retail	40,831	35,055	5,776	16.5%
Royalty	1,666	1,849	(183)	(9.9)%
Consolidated contribution	$47,421	$71,487	$(24,066)	(33.7)%

Reconciliation of consolidated contribution to income from continuing operations:
Consolidated contribution	$47,421	$71,487	$(24,066)	(33.7)%
Amounts not directly related to segments:
Operating expenses	(31,504)	(34,598)	3,094	8.9%
Other expense, net	(788)	(850)	62	7.3%
Income tax expense	(5,680)	(7,056)	1,376	19.5%
Income from continuing operations	$9,449	$28,983	$(19,534)	(67.4)%

(1) Cardio products include: connected-fitness bikes, the Bowflex® C6, Bowflex® VeloCore®, Schwinn® IC4, Max Trainer®, connected-fitness treadmills, other exercise bikes, ellipticals and subscription services.

(2) Strength products include: Bowflex® Home Gyms, Bowflex® SelectTech® dumbbells, kettlebell and barbell weights, and accessories.

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of September 30, 2021 and March 31, 2021 (unaudited and in thousands):

	As of
	September 30, 2021	March 31, 2021
Assets

Cash and cash equivalents	$20,179	$38,441
Restricted cash	1,339	1,339
Available-for-sale securities	—	73,448
Trade receivables, net of allowances	88,712	88,657
Inventories	162,669	68,085
Prepaids and other current assets	13,120	25,840
Income taxes receivable	2,404	—
Total current assets	288,423	295,810
Property, plant and equipment, net	29,463	24,496
Operating lease right-of-use assets	24,540	19,108
Goodwill	24,508	—
Other intangible assets, net	9,334	9,365
Deferred income tax assets, non-current	2,950	2,144
Income taxes receivable, non-current	5,673	—
Other assets – restricted, non-current	3,887	—
Other assets	2,252	3,307
Total assets	$391,030	$354,230

Liabilities and Shareholders' Equity

Trade payables	$115,238	$98,878
Accrued liabilities	22,402	19,627
Operating lease liabilities, current portion	4,766	3,384
Warranty obligations, current portion	5,899	7,243
Income taxes payable, current portion	595	5,709
Debt payable, current portion, net of unamortized debt issuance costs	3,250	3,000
Total current liabilities	152,150	137,841
Operating lease liabilities, non-current	22,006	17,875
Warranty obligations, non-current	1,467	1,408
Income taxes payable, non-current	3,990	3,657
Other non-current liabilities	4,908	607
Debt payable, non-current, net of unamortized debt issuance costs	13,998	10,297
Shareholders' equity	192,511	182,545
Total liabilities and shareholders' equity	$391,030	$354,230

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Non-GAAP Presentation
In addition to disclosing its financial results determined in accordance with GAAP, Nautilus has presented in this release certain non-GAAP financial measures, which exclude the impact of certain items (as further described below) and provide supplemental information regarding operating performance. Nautilus presents non-GAAP financial measures as a complement to results provided in accordance with GAAP, and the non-GAAP financial measures should not be regarded as a substitute for GAAP. By disclosing these non-GAAP financial measures, management intends to provide investors with a supplemental comparison of operating results and trends for the periods presented. Management believes these measures are also useful to investors as such measures allow investors to evaluate performance using the same metrics that management uses to evaluate past performance and prospects for future performance. Nautilus strongly encourages you to review all its financial statements and publicly filed reports in their entirety and to not rely on any single financial measure.

EBITDA from Continuing Operations

Nautilus defines EBITDA from continuing operations as its income from continuing operations, adjusted to exclude interest expense (income), income tax expense (benefit) of continuing operations, and depreciation and amortization expense. Nautilus uses EBITDA from continuing operations in evaluating its operating results and for financial and operational decision-making purposes such as budgeting and establishing operational goals. Nautilus believes that EBITDA from continuing operations helps identify underlying trends in its business that could otherwise be masked by the effect of the items that are excluded from EBITDA from continuing operations and enhances the overall understanding of the Company’s past performance and future prospects. Management believes that EBITDA is frequently used by investors, securities analysts, and other interested parties in their evaluation of companies, many of which present EBITDA when reporting their results. Other companies may calculate EBITDA differently, and it may not be comparable.

Adjusted Results

In addition to disclosing the comparable GAAP results, Nautilus has presented its operating expenses, operating income (loss), and income (loss) from continuing operations on an adjusted basis. Adjusted operating expenses excludes the non-cash charges related to the disposal group held-for-sale of Octane Fitness®, legal settlements and acquisition costs. Adjusted operating income excludes non-cash charges related to the disposal group held-for-sale of Octane Fitness®. Adjusted income from continuing operations excludes the loss as well as the associated tax benefit. We believe that the adjustment of this charge and associated tax benefit, which are inconsistent in amount and frequency, supplements the GAAP information with a measure that can be used to assess the sustainability of our operating performance. In addition to presenting its EBITDA from continuing operations as described above, Nautilus has also presented EBITDA from continuing operations on an adjusted basis, excluding the aforementioned loss for similar reasons.

Adjusted EBITDA from Continuing Operations

In addition to presenting its EBITDA from continuing operations as described above, Nautilus has also presented EBITDA from continuing operations on an adjusted basis, to exclude the non-cash charge related to stock-based compensation expense, legal settlements, and acquisition costs. We believe that the adjustment of this charge, which is inconsistent in amount and frequency, supplements the EBITDA information with a measure that can be used to assess the sustainability of our operating performance.

The following table presents a reconciliation of operating expenses, the most directly comparable GAAP measure, to Adjusted operating expenses for the three and six-month periods ended September 30, 2021 and 2020 (unaudited and in thousands):

	Three-Months Ended September 30,		Six-Months Ended September 30,
	2021	2020	2021	2020
Operating expenses	$44,003	$23,943	$81,641	$78,445
Gain (loss) on disposal group(1)	—	8,345	—	(20,668)
Legal settlements	(4,665)	—	(4,665)	—
Acquisition costs	(818)	—	(1,030)	—
Adjusted operating expenses	$38,520	$32,288	$75,946	$57,777

The following table presents a reconciliation of operating (loss) income, the most directly comparable GAAP measure, to Adjusted operating income for the three and six-month periods ended September 30, 2021 and 2020 (unaudited and in thousands):

	Three-Months Ended September 30,		Six-Months Ended September 30,
	2021	2020	2021	2020
Operating (loss) income	$(1,950)	$43,995	$15,917	$36,889
(Gain) loss on disposal group(1)	—	(8,345)	—	20,668
Legal settlements	4,665	—	4,665	—
Acquisition costs	818	—	1,030	—
Adjusted operating income	$3,533	$35,650	$21,612	$57,557

The following table presents a reconciliation of (loss) income from continuing operations, the most directly comparable GAAP measure, to Adjusted income from continuing operations for the three and six-month periods ended September 30, 2021 and 2020 (unaudited and in thousands):

	Three-Months Ended September 30,		Six-Months Ended September 30,
	2021	2020	2021	2020
(Loss) income from continuing operations	$(4,567)	$33,969	$9,449	$28,983
(Gain) loss on disposal group(1)	—	(8,345)	—	20,668
Income tax expense (benefit) for (gain) loss on disposal group	—	2,420	—	(4,796)
Legal settlements	4,665	—	4,665	—
Acquisition costs	818	—	1,030	—
Adjusted income from continuing operations	$916	$28,044	$15,144	$44,855

The following table presents a reconciliation of (loss) income from continuing operations, the most directly comparable GAAP measure, to EBITDA from continuing operations for the three and six-month periods ended September 30, 2021 and 2020 (unaudited and in thousands):

	Three-Months Ended September 30,		Six-Months Ended September 30,
	2021	2020	2021	2020
(Loss) income from continuing operations	$(4,567)	$33,969	$9,449	$28,983
Interest expense, net	469	252	762	589
Income tax expense from continuing operations	2,242	9,398	5,680	7,056
Depreciation and amortization	1,944	1,853	3,979	4,497
Earnings before interest, taxes, depreciation, and amortization (EBITDA) from continuing operations	$88	$45,472	$19,870	$41,125

The following table presents a reconciliation of (loss) income from continuing operations, the most directly comparable GAAP measure, to Adjusted EBITDA from continuing operations for the three and six-month periods ended September 30, 2021 and 2020 (unaudited and in thousands):

	Three-Months Ended September 30,		Six-Months Ended September 30,
	2021	2020	2021	2020
(Loss) income from continuing operations	$(4,567)	$33,969	$9,449	$28,983
Interest expense, net	469	252	762	589
Income tax expense from continuing operations	2,242	9,398	5,680	7,056
Depreciation and amortization	1,944	1,853	3,979	4,497
(Gain) loss on disposal group(1)	—	(8,345)	—	20,668
Stock-based compensation expense	1,540	1,071	2,765	1,936
Legal settlements	4,665	—	4,665	—
Acquisition costs	818	—	1,030	—
Adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA) from continuing operations	$7,111	$38,198	$28,330	$63,729

The following table presents a reconciliation of diluted (loss) income per share from continuing operations, the most directly comparable GAAP measure, to Adjusted diluted income per share from continuing operations for the three and six-month periods ended September 30, 2021 and 2020 (unaudited and in thousands):

	Three-Months Ended September 30,		Six-Months Ended September 30,
	2021	2020	2021	2020
Diluted (loss) income per share from continuing operations	$(0.15)	$1.05	$0.29	$0.90
(Gain) loss on disposal group, net of tax(1)	—	(0.18)	—	0.50
Legal settlements	0.15	—	0.14	—
Acquisition costs	0.03	—	0.03	—
Adjusted diluted income per share from continuing operations	$0.03	$0.87	$0.46	$1.40

(1) Gain or loss on disposal group
In accordance with Accounting Standards Codification (“ASC”) 360, Property, Plant and Equipment, for a long-lived assets or disposal group classified as held-for-sale, a loss is recognized for the carrying amount that exceeds the fair market value of the long-lived assets less the cost to sell. The assets and liabilities of a disposal group classified as held-for-sale should be presented separately in the asset and liability sections, respectively, of the balance sheet. The disposal group was structured as a sale of the subsidiary shares and we elected to classify the deferred taxes associated with the individual assets and liabilities as part of the disposal group held-for-sale.